Exhibit 99.1

MAIDEN HOLDINGS PRICES $100 MILLION
OFFERING OF 8.25% SENIOR NOTES DUE JUNE 15, 2041

HAMILTON, Bermuda, June 17, 2011 - Maiden Holdings, Ltd. (NASDAQ: MHLD) (“Maiden” or “the Company”) today announced that its wholly-owned U.S. holding company, Maiden Holdings North America, Ltd. (“Maiden NA”), has priced the offering of $100 million aggregate principal amount of 8.25% Senior Notes due June 15, 2041 (the “Notes"), which are fully and unconditionally guaranteed by Maiden. The Notes are redeemable for cash, in whole or in part, on or after June 15, 2016, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the redemption date.

Maiden NA intends to apply to list the Notes on the New York Stock Exchange and expects trading in the Notes to begin within 30 days after issuance.  The offering is expected to close on June 24, 2011, subject to customary closing conditions. Maiden NA has granted the underwriters a 30-day option to purchase up to an additional $15 million aggregate principal amount of Notes to cover over-allotments, if any.

The net proceeds will be used to redeem a portion of Maiden NA’s outstanding 14% coupon trust preferred securities (“TRUPs”).  Maiden NA anticipates that approximately $100 million aggregate liquidation amount of TRUPs will be redeemed on July 15, 2011. Pursuant to the terms of the TRUPs, Maiden NA will incur a non-recurring call premium charge of approximately $14 million, which will be reported in the Company’s results of operations for the three months ended June 30, 2011. The interest expense savings that will result from this offering over the next two and half years is expected to offset the payment of the non-recurring call premium which is payable in respect of any redemption occurring prior to January 2014. As a result of the anticipated redemption, the Company will incur an additional non-recurring non-cash charge against its shareholders equity of approximately $17.2 million, which represents the accelerated amortization of original issue discount associated with equity issued along with the TRUPs.

The Notes are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission ("SEC").

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these or any other securities, nor will there be any sale of these or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole Book-Running Manager for the offering. The offering of the Notes will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322, or by visiting the SEC website at www.sec.gov.

Maiden Holdings, Ltd.
Senior Notes Offering
June 17, 2011

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of March 31, 2011, the Company had $3.1 billion in assets and shareholders' equity of $769.7 million.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

CONTACT:	Maiden Holdings, Ltd.

John Marshaleck

441.298.4902

irelations@maiden.bm